Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Piedmont Natural Gas Company, Inc. for the registration of Piedmont Natural Gas Company, Inc.’s Insured Quarterly Notes Series 2006, due June 1, 2036, in the registration statement on Form S-3 (No. 333-106268) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Piedmont Natural Gas Company, Inc. dated June 15, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
June 15, 2006

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